The Mexico Fund, Inc.

Monthly Summary Report
February 2011

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

                                                                     February 28, 2011

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$413.28	$413.41	$364.97
NAV per share	$30.87	$30.86	$26.26
Closing price NYSE2	$27.68	$27.99	$23.03
% Premium (Discount)	(10.33%)	(9.30%)	(12.30%)
Shares traded per month2 (composite figures)	313,688	456,872	552,419
Outstanding shares3	13,389,176	13,398,345	13,899,364
Shares on Short Interest Position2	12,171	19,704	6,255
Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	-1.11%	3.18%	29.14%	33.04%
NAV per share	0.03%	3.90%	27.54%	28.66%
Bolsa Index	0.27%	3.76%	27.51%	23.50%
MSCI Mexico Index	0.13%	3.26%	26.17%	25.81%

	2 Years	3 Years	5 Years	10 Years

Market price	198.87%	20.61%	67.87%	419.83%
NAV per share	169.98%	7.01%	61.08%	385.66%
Bolsa Index	159.68%	8.44%	70.99%	391.67%
MSCI Mexico Index	148.52%	1.22%	50.09%	303.29%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	37,019.70	36,982.24	31,634.54
Daily avg. of million shares traded	252.7	232.6	295.5
Valuation Ratios6: P/E	19.08	21.36	19.69
P/BV	2.95	3.01	2.68
EV/EBITDA	8.56	9.58	8.43
Market capitalization (billion US$)	$512.94	$509.65	$392.15

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During February 2011, the Fund repurchased 9,169 shares in the open market at an average price of $27.53 and at an average discount of 10.97%.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	4.04%	4.14%	4.49%
Six months	4.58%	4.55%	4.74%
One year	4.81%	4.76%	5.00%

Long-term Bonds
Three years	5.87%	5.89%	6.10%
Five years	N.A.	6.27%	7.05%
Ten years	N.A.	N.A.	N.A.
20 years	8.18%	N.A.	N.A.
30 years	8.31%	8.18%	8.49%

Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.1016	Ps. 12.1219	Ps. 12.7719

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.49%	0.49%	3.78%

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

V.   Economic Comments.

According to results of the monthly poll conducted during February 2011 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 4.1% during 2011 and 4.0% during 2012. The inflation rate is estimated by analysts to be 3.9% for 2011 and 3.8% for 2012. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 12.23 and at Ps. 12.52 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.7% and 5.7% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of February 28, 2011 (Unaudited)

Shares Held			Percent of
	COMMON STOCK - 98.20%	Value	Net Assets
	Airports
800,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$4,364,463	1.06%
2,000,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	3,551,596	0.86
		7,916,059	1.92
	Beverages
2,985,100	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	16,780,951	4.06
700,000	Grupo Modelo, S.A.B. de C.V. Series C	4,235,308	1.02
		21,016,259	5.08
	Building Materials
20,085,000	Cemex, S.A.B. de C.V. Series CPO	18,057,513	4.37
	Chemical Products
4,140,000	Mexichem, S.A.B. de C.V.	14,881,503	3.60
	Commercial Banks
4,150,000	Compartamos, S.A.B. de C.V.	8,000,554	1.94
	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	6,906,525	1.67
3,160,000	OHL México, S.A.B. de C.V.	5,744,695	1.39
		12,651,220	3.06
	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	12,807,397	3.10
	Financial Groups
3,920,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	17,802,869	4.31
	Food
1,800,000	Grupo Bimbo, S.A.B. de C.V. Series A	14,012,858	3.39
	Health Care
4,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	8,841,806	2.14
	Holding Companies
2,000,000	Alfa, S.A.B. de C.V. Series A	24,909,103	6.03
	Media
6,325,000	Grupo Televisa, S.A.B. Series CPO	29,869,914	7.23
	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	37,970,186	9.19
350,000	Industrias Peñoles, S.A.B. de C.V.	12,173,762	2.95
		50,143,948	12.13

Shares Held			Percent of
	COMMON STOCK	Value	Net Assets
	Retail
140,000	First Cash Financial Services, Inc.	4,583,642	1.11
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	6,151,253	1.49
1,671,000	Grupo Famsa, S.A.B. de C.V. Series A	3,022,591	0.73
1,347,000	Organización Soriana, S.A.B. de C.V. Series B	4,454,530	1.08
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,737,423	2.84
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	36,560,752	8.84
		66,510,191	16.09
	Steel
905,100	Industrias CH, S.A.B. de C.V. Series B	3,551,113	0.86
	Stock Exchange
6,000,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	11,824,883	2.86
	Telecommunications Services
27,690,000	América Móvil, S.A.B. de C.V. Series L	79,352,251	19.20
90,000	NII Holdings, Inc.	3,686,389	0.89
		83,038,640	20.09
	Total Common Stock	$405,835,830	98.20%

Securities	SHORT-TERM SECURITIES – 1.93%
Principal Amount
	Repurchase Agreements
$1,428,041	BBVA Bancomer, S.A., 4.24%, dated 02/28/11, due 03/01/11 repurchase price $1,428,209 collateralized by Bonos del Gobierno Federal.	$1,428,041	0.34%
	Time Deposits
	Comerica Bank, 0.12%, dated 02/28/11, due 03/0/11	6,569,685	1.59
	Total Short-Term Securities	7,997,726	1.93
	Total Investments	413,833,556	100.13
	Liabilities in Excess of Other Assets	(555,144)	(0.13)
	Net Assets Equivalent to $30.87 per share on 13,389,176 shares of capital stock outstanding	$413,278,412	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)